(logo) WELLS FARGO	Commercial Mortgage Servicing D1050-084, 8th Floor 401 South Tryon St. Charlotte, NC 28202 1-800-326-1334

 ANNUAL STATEMENT OF COMPLIANCE

Reference is hereby made to that certain Trust and Servicing Agreement dated as of October 6, 2017, by and among GS MORTGAGE SECURITIES CORPORATION II, as Depositor, WELLS FARGO BANK, NATIONAL ASSOCIATION, as Servicer, WELLS FARGO BANK, NATIONAL ASSOCIATION, as Special Servicer, U.S BANK NATIONAL ASSOCIATION, as Certificate Administrator, Custodian and Trustee with respect to Commercial Mortgage Pass-Through Certificates Series 2017-SLP (the "Agreement"). Capitalized terms used herein not otherwise defined shall have the meanings assigned in the Agreement.

Pursuant to Section 11.7 of this Agreement, I, Daniel Marthinsen, Managing Director of Special Servicing do hereby certify that:

1.        A review of the activities of the Special Servicer during the period from October 6, 2017 through December 31, 2017 (the “Reporting Period”),  and of its performance per the Agreement during such period has been made under my supervision, and

2.        To the best of my knowledge, based on such review, the Special Servicer has fulfilled all of its obligations under the Agreement in all material respects throughout the Reporting Period.

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of the 28th day of February 2018.

/s/ Daniel Marthinsen

Daniel Marthinsen, Managing Director

Wells Fargo Bank

Wells Fargo Bank, N.A.	(logo) Together we’ll go far